Ex. No. 99.1

MILLENNIUM INDIA ACQUISITION COMPANY, INC. NOTICE TO CERTAIN STOCKHOLDERS UNDER SECTION 228(e) OF THE DELAWARE GENERAL CORPORATION LAW November 22, 2013

This is to inform you that on August 22, 2013, Hudson Bay Partners, LP (“HBP”), a stockholder of Millennium India Acquisition Company, Inc. (the “Company”), and others, including David H. Lesser, president of HBP’s general partner, commenced a public solicitation of written consents from stockholders of the Company, seeking to replace the then-current members of the Company’s five-person board of directors with a new slate of proposed directors, as the first step in a effort to focus the Company on building a strategy to unlock value for the benefit of all stockholders. On October 3, 2013, HBP presented the Company with written consents from holders of a majority of the Company’s outstanding shares of common stock, in accordance with the Delaware General Corporation Law (the “DGCL”), replacing the then-current directors with HBP’s slate of new directors: Mr. Lesser, Arun Mittal, Habib Yunus, Dionisio D’Aguilar and Jesse Derris.

This notice is being sent pursuant to, and shall constitute notice under, Section 228(e) of the DGCL, to each stockholder from whom the Company has not received written consent for such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of stockholders to take such action were delivered to the Company as provided in Section 228(c) of the DGCL.

MILLENNIUM INDIA ACQUISITION COMPANY, INC. /s/ David H. Lesser David H. Lesser Chairman, CEO, Secretary and Treasurer